Exhibit 99.4

Mid-America Apartment Communities, Inc.

Unaudited Pro Forma Consolidated Financial Statements

Introduction

On October 1, 2013, Mid-America Apartment Communities, Inc., or MAA, and Colonial Properties Trust, or Colonial, combined through a merger of Colonial with and into MAA, with MAA surviving the merger, which is referred to as the Parent Merger. The Parent Merger was affected pursuant to the terms of a definitive agreement and plan of merger, which is referred to as the merger agreement, which was entered into by MAA, Colonial and certain of their respective affiliates on June 3, 2013.

In accordance with the terms of the merger agreement, each Colonial common share has been converted automatically into the right to receive 0.36 of a newly issued share of MAA common stock. Following the Parent Merger, continuing MAA shareholders held approximately 56 percent of the issued and outstanding shares of common stock of the combined corporation and former Colonial shareholders held approximately 44 percent.

The following unaudited pro forma consolidated financial statements are based on MAA’s historical consolidated financial statements and Colonial’s historical consolidated financial statements, filed as Exhibits 99.2 and 99.3 to this Current Report on Form 8-K, and have been adjusted in the statements below to give effect to the Parent Merger transaction. The unaudited pro forma combined statements of operations for the six months ended June 30, 2013 and the twelve months ended December 31, 2012 give effect to the Parent Merger as if it had occurred on January 1, 2012, the beginning of the earliest period presented. The unaudited pro forma combined balance sheet as of June 30, 2013 gives effect to the Parent Merger as if it had occurred on June 30, 2013. The historical consolidated financial statements of Colonial have been adjusted to reflect certain reclassifications in order to conform to MAA’s financial statement presentation.

The unaudited pro forma consolidated financial statements were prepared using the acquisition method of accounting with MAA considered the acquirer of Colonial. Under the acquisition method of accounting, the purchase price is allocated to the underlying Colonial tangible and intangible assets acquired and liabilities assumed based on their respective fair market values with the excess purchase price, if any, allocated to goodwill.

The pro forma adjustments and the purchase price allocation as presented are based on estimates and certain information that is currently available. The assignment of fair values to Colonial’s assets acquired and liabilities assumed has not been finalized, is subject to change, and could vary materially. Moreover, MAA has not yet identified all adjustments necessary to conform Colonial’s accounting policies to MAA’s accounting policies. A final determination of the fair value of Colonial’s assets and liabilities, including intangible assets with both indefinite or finite lives, will be based on the actual net tangible and intangible assets and liabilities of Colonial that existed as of the closing date of the Parent Merger and, therefore, cannot be made at this time. As a result of the foregoing, the pro forma adjustments are preliminary and are subject to change as additional information becomes available and as additional analyses are performed. The preliminary pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma consolidated financial statements presented below. MAA estimated the fair value of Colonial’s assets and liabilities based on discussions with Colonial’s management, preliminary valuation studies, due diligence and information presented in Colonial’s public filings. Until the Parent Merger was completed, both companies were limited in their ability to share certain information. Final valuations are in the process of being performed and are not yet available. Any increases or decreases in the fair value of relevant balance sheet amounts upon completion of the final valuations will result in adjustments to the pro forma balance sheet and/or statements of operations. The final purchase price allocation may be different than that reflected in the pro forma purchase price allocation presented herein, and this difference may be material.

Assumptions and estimates underlying the adjustments to the unaudited pro forma consolidated financial statements are described in the accompanying notes. The historical consolidated financial statements have been adjusted in the unaudited pro forma consolidated financial statements to give effect to pro forma events that are: (1) directly attributable to the Parent Merger, (2) factually supportable, and (3) expected to have a continuing impact on the results of operations of the combined corporation following the Parent Merger. This information is presented for illustrative purposes only and is not indicative of the combined operating results or financial position that would have occurred if such transactions had occurred on the dates and in accordance with the assumptions described below, nor is it indicative of future operating results or financial position.

The unaudited pro forma consolidated financial statements, although helpful in illustrating the financial characteristics of the combined corporation under one set of assumptions, do not reflect the benefits of expected cost savings (or associated costs to achieve such savings), opportunities to earn additional revenue, or other factors that may result as a consequence of the Parent Merger and do not attempt to predict or suggest future results. Specifically, the unaudited pro forma combined statements of operations exclude projected operating efficiencies and synergies expected to be achieved as a result of the Parent Merger. The projected operating synergies are expected to include approximately $25 million in combined annual cost synergies. The unaudited pro forma consolidated financial statements also exclude the effects of costs associated with any restructuring or integration activities or asset dispositions resulting from the Parent

Merger as they are currently not known, and to the extent they occur, are expected to be non-recurring and had not been incurred at the closing date of the Parent Merger. However, such costs could affect the combined company following the Parent Merger in the period the costs are incurred or recorded. Further, the unaudited pro forma consolidated financial statements do not reflect the effect of any regulatory actions that may impact the results of the combined company following the Parent Merger.

The unaudited pro forma consolidated financial statements have been developed from and should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma consolidated financial statements;

•	the historical audited consolidated financial statements of MAA as of and for the year ended December 31, 2012, included in MAA’s Form 10-K, and the historical unaudited consolidated financial statements as of and for the six months ended June 30, 2013, included in MAA’s Form 10-Q;

•	the historical audited consolidated financial statements of Colonial as of and for the year ended December 31, 2012, included in Colonial’s Current Report on Form 8-K dated August 21, 2013, and the historical unaudited consolidated financial statements as of and for the six months ended June 30, 2013, included in Colonial’s Form 10-Q, which are included as Exhibits 99.2 and 99.3 to this Current Report on Form 8-K; and

•	other information relating to MAA and Colonial contained in this filing.

Mid-America Apartment Communities, Inc.

Pro Forma Condensed Consolidated Balance Sheet

June 30, 2013

(Unaudited)

(Dollars in thousands)

	MAA Historical (A)	Colonial Historical (A)	Pro Forma Adjustments		MAA Pro Forma
Assets:
Real estate assets:
Land	$396,734	$412,387	$81,964	(B)	$891,085
Buildings and improvements	3,237,281	2,653,469	160,595	(B)	6,051,345
Furniture, fixtures and equipment	100,513	187,346	(11,940)	(B)	275,919
Development and capital improvements in progress	47,662	91,235	(12,065)	(B)	126,832

	3,782,190	3,344,437	218,554		7,345,181
Less accumulated depreciation	(1,051,801)	(762,463)	762,463	(C)	(1,051,801)

	2,730,389	2,581,974	981,017		6,293,380
Land held for future development	5,450	198,410	(99,253)	(B)	104,607
Commercial properties, net	7,880	108,992	(31,210)	(B)	85,662
Investments in real estate joint ventures	3,178	4,379	885	(D)	8,442

Real estate assets, net	2,746,897	2,893,755	851,439		6,492,091
Cash and cash equivalents	8,792	20,944			29,736
Restricted cash	12,989	10,212			23,201
Deferred financing costs, net	12,492	11,587	(11,587)	(E)	12,492
Accounts Receivable	13,949	24,760			38,709
Notes Receivable	—	41,962			41,962
Other assets	29,111	38,495	94,205	(F)	161,811
Goodwill	4,106	—			4,106
Assets held for sale	5,881	41,279	8,075	(G)	55,235

Total assets	$2,834,217	$3,082,994	$942,132		$6,859,343

Liabilities and Shareholders’ Equity:
Liabilities:
Secured notes payable	$1,106,541	$690,284	$76,023	(H)	$1,872,848
Unsecured notes payable	585,000	957,043	20,379	(H)	1,562,422
Accounts payable	10,085	32,388			42,473
Fair market value of interest rate swaps	11,907	14,301			26,208
Accrued Expenses	42,556	56,331	25,608	(I)	124,495
Other liabilities	53,728	14,083			67,811
Security deposits	6,934	2,453			9,387
Liabilities associated with assets held for sale	148	—			148

Total liabilities	1,816,899	1,766,883	122,010		3,705,792
Redeemable Stock/noncontrolling interest	5,521	179,576	(179,576)	(J)	5,521
Shareholders’ equity:
Common stock	427	943	(597)	(J)	773
Additional paid-in capital	1,569,090	1,965,196	69,081	(J)	3,603,367
Accumulated distributions in excess of net income	(582,884)	(665,530)	665,530	(J)
			(25,608)	(I)	(608,492)
Treasury Stock	—	(150,163)	150,163	(J)	—
Accumulated other comprehensive losses	(6,336)	(14,093)	14,093	(J)	(6,336)

Total MAA shareholders’ equity	980,297	1,136,353	872,662		2,989,312
Noncontrolling interest	31,500	182	127,036	(K)	158,718

Total equity	1,011,797	1,136,535	999,698		3,148,030

Total liabilities and equity	$2,834,217	$3,082,994	$942,132		$6,859,343

Mid-America Apartment Communities, Inc.

Pro Forma Condensed Consolidated Statement of Operations

Six months ended June 30, 2013

(Unaudited)

(Dollars in thousands, except per share data)

	MAA Historical	Colonial Historical (A)	Pro Forma Adjustments		MAA Pro Forma
Operating revenues:
Rental revenues	$243,008	$163,407	$(216)	(L)	$406,199
Other property revenues	21,029	36,451			57,480

Total property revenues	264,037	199,858	(216)		463,679
Management fee income	319	304			623

Total operating revenues	264,356	200,162	(216)		464,302
Property operating expenses
Personnel	29,027	19,154			48,181
Building repairs and maintenance	7,147	8,906			16,053
Real estate taxes and insurance	31,720	24,938			56,658
Utilities	13,677	16,142			29,819
Landscaping	5,819	4,038			9,857
Other operating	17,759	5,695			23,454
Depreciation and amortization	65,406	62,653	5,947	(M)	134,006

Total property operating expenses	170,555	141,526	5,947		318,028
Acquisition expense	499	8			507
Property management expenses	10,777	9,311			20,088
General and administrative expenses	6,628	9,306		(N)	15,934
Merger related expenses	5,737	1,705			7,442

Income from continuing operations before non-operating items	70,160	38,306	(6,163)		102,303
Interest and other non-property income	70	930			1,000
Interest expense	(30,906)	(43,194)	8,091	(O)	(66,009)
Loss on debt extinguishment/modification	(169)	—			(169)
Amortization of deferred financing costs	(1,607)	(2,759)	2,759	(P)	(1,607)
Impairment, legal contingencies, and other losses	—	(1,002)			(1,002)
Net casualty gain after insurance and other settlement proceeds	455	25			480

Income (loss) from continuing operations before gain from real estate joint ventures	38,003	(7,694)	4,687		34,996
Gain from real estate joint ventures	101	2,998	45	(Q)	3,144

Income (loss) from continuing operations	38,104	(4,696)	4,732		38,140
Net income from continuing operations attributable to noncontrolling interests	1,409	154	515	(R)	2,078

Net income (loss) from continuing operations available for MAA common shareholders	$36,695	$(4,850)	$4,217		$36,062

Weighted average common shares outstanding - basic	42,523	87,958		(S)	74,391
Weighted average common shares outstanding - diluted	44,294	87,958		(S)	79,083
Net income (loss) from continuing operations per share attributable to common shares - basic	$0.86	$(0.06)		(S)	$0.48
Net income (loss) from continuing operations per share attributable to common shares - diluted	$0.86	$(0.06)		(S)	$0.48

Mid-America Apartment Communities, Inc.

Pro Forma Condensed Consolidated Statement of Operations

Year ended December 31, 2012

(Unaudited)

(Dollars in thousands, except per share data)

	MAA Historical	Colonial Historical (A)	Pro Forma Adjustments		MAA Pro Forma
Operating revenues:
Rental revenues	$456,202	$304,364	$(433)	(T)	$760,133
Other property revenues	40,064	58,787			98,851

Total property revenues	496,266	363,151	(433)		858,984
Management fee income	899	5,696			6,595

Total operating revenues	497,165	368,847	(433)		865,579
Property operating expenses
Personnel	57,190	35,796			92,986
Building repairs and maintenance	15,957	18,228			34,185
Real estate taxes and insurance	56,907	41,742			98,649
Utilities	27,248	31,878			59,126
Landscaping	11,163	7,436			18,599
Other operating	34,861	17,460			52,321
Depreciation and amortization	126,136	117,004	88,805	(U)	331,945

Total property operating expenses	329,462	269,544	88,805		687,811
Acquisition expense	1,581	1,285			2,866
Property management expenses	22,084	12,858			34,942
General and administrative expenses	13,762	22,615		(V)	36,377

Income from continuing operations before non-operating items	130,276	62,545	(89,238)		103,583
Interest and other non-property income	430	2,468			2,898
Interest expense	(58,751)	(92,085)	15,395	(W)	(135,441)
Loss on debt extinguishment/modification	(654)	—			(654)
Amortization of deferred financing costs	(3,552)	(5,697)	5,697	(X)	(3,552)
Impairment, legal contingencies, and other losses	—	(22,762)			(22,762)
Net casualty loss after insurance and other settlement proceeds	(6)	—			(6)
Gain (loss) on sale of non-depreciable assets	45	(4,306)			(4,261)

Income (loss) from continuing operations before (loss) gain from real estate joint ventures	67,788	(59,837)	(68,146)		(60,195)
(Loss) gain from real estate joint ventures	(223)	31,862	90	(Y)	31,729

Income (loss) from continuing operations	67,565	(27,975)	(68,056)		(28,466)
Net income (loss) from continuing operations attributable to noncontrolling interests	2,744	(2,065)	(2,313)	(Z)	(1,634)

Net income (loss) from continuing operations available for MAA common shareholders	$64,821	$(25,910)	$(65,743)		$(26,832)

Weighted average common shares outstanding - basic	41,039	87,251		(AA)	72,450
Weighted average common shares outstanding - diluted	42,937	87,251		(AA)	72,450
Net income (loss) from continuing operations per share attributable to common shares - basic	$1.58	$(0.30)		(AA)	$(0.37)
Net income (loss) from continuing operations per share attributable to common shares - diluted	$1.57	$(0.30)		(AA)	$(0.37)

Notes to unaudited pro forma consolidated financial statements

Note 1:

Overview

For purposes of the unaudited pro forma consolidated financial statements (the “pro forma financial statements”), we have assumed a total purchase price for the Parent Merger of approximately $2.2 billion, which consists of shares of MAA common stock issued to Colonial shareholders and New MAA LP Units issued in exchange for Colonial OP Units. Under the terms of the merger agreement, the transaction is currently valued at $22.52 per Colonial share/Colonial OP Unit, based on the opening price of MAA’s common stock on October 1, 2013, the closing date of the Parent Merger. Each issued and outstanding share of Colonial common stock received 0.36 of a share of MAA common stock totaling a maximum aggregate number of shares of MAA common stock of approximately 32 million shares. In addition to the shares of MAA common stock, the transaction also resulted in approximately 2.6 million additional New MAA LP Units from the conversion of Colonial OP Units into New MAA LP Units using the 0.36 conversion rate noted above. We estimate that the MAA stock price represents the fair value of the new MAA OP units.

The pro forma financial statements have been prepared assuming the Parent Merger is accounted for using the acquisition method of accounting under U.S. GAAP (which we refer to as “acquisition accounting”) with MAA as the acquiring entity. Accordingly, under acquisition accounting, the total estimated purchase price is allocated to the acquired net tangible and identifiable intangible assets and liabilities assumed of Colonial based on their respective fair values, as further described below.

To the extent identified, certain reclassifications have been reflected in the pro forma adjustments to conform Colonial’s financial statement presentation to that of MAA, as described in Note 2. However, the unaudited pro forma financial statements may not reflect all adjustments necessary to conform the accounting policies of Colonial to those of MAA due to limitations on the availability of information as of the date of this filing.

The pro forma adjustments represent MAA management’s estimates based on information available as of the date of this filing and are subject to change as additional information becomes available and additional analyses are performed. The pro forma financial statements do not reflect the impact of possible revenue or earnings enhancements, cost savings from operating efficiencies or synergies, or asset dispositions. Also, the pro forma financial statements do not reflect possible adjustments related to restructuring or integration activities that have yet to be determined or transaction or other costs that are not expected to have a continuing impact. Further, one-time transaction-related expenses incurred prior to, or concurrent with, closing the Parent Merger are not included in the pro forma statements of operations.

The pro forma statements of operations for the year ended December 31, 2012 and for the six months ended June 30, 2013 combine the historical consolidated statements of operations of MAA and Colonial, giving effect to the Parent Merger as if it had been consummated on January 1, 2012, the beginning of the earliest period presented. The pro forma balance sheet combines the historical consolidated balance sheet of MAA and the historical consolidated balance sheet of Colonial as of June 30, 2013, giving effect to the Parent Merger as if it had been consummated on June 30, 2013.

The Parent Merger was completed on October 1, 2013.

Purchase Price

The total purchase price of approximately $2.2 billion was determined based on the number of Colonial shares of common stock and Colonial OP Units outstanding, as of October 1, 2013. In all cases in which MAA’s stock price was a determining factor in arriving at final consideration for the Parent Merger, the stock price used to determine the purchase price is the opening price of MAA’s common stock on October 1, 2013 ($62.56 per share) the closing date of the Parent Merger.

The purchase price described above has been allocated to Colonial’s tangible and intangible assets acquired and liabilities assumed for purposes of these pro forma financial statements, based on their estimated relative fair values assuming the Parent Merger was completed on the pro forma balance sheet date presented. The final allocation will be based upon valuations and other analyses for which there is currently insufficient information to make a definitive allocation. Accordingly, the purchase price allocation adjustments are preliminary and have been made solely for the purpose of providing pro forma financial statements. The final purchase price allocation will be determined after completion of a thorough analysis to determine the fair value of Colonial’s tangible assets and liabilities, including fixed assets and identifiable intangible assets and liabilities. As a result, the final acquisition accounting adjustments, including those resulting from conforming Colonial’s accounting policies to those of MAA, could differ materially from the pro forma adjustments presented herein. The purchase price was allocated as follows, based on Colonial’s historical unaudited consolidated Balance Sheet as of June 30, 2013 (in thousands):

Asset/Liability	Book Value	Fair Value Adjustment	Total Value
Real estate assets, net	$2,893,755	$851,439	$3,745,194
Lease intangible assets	378	99,718	100,096
Cash and cash equivalents	20,944	—	20,944
Deferred costs, assets held for sale and other assets, excluding lease intangible assets	167,917	(9,025)	158,892
Notes payable	(1,647,327)	(96,402)	(1,743,729)
Fair market value of interest rate swaps	(14,301)	—	(14,301)
Accounts payable, accrued expenses, and other liabilities	(105,255)	—	(105,255)

Total Preliminary Purchase Price			$2,161,841

Note 2:

(A)	The Colonial historical amounts include the reclassifications of certain balances in order to conform to MAA presentation as noted below:

Balance Sheet

•	The components of fixed assets were combined in Land, buildings, and equipment. These balances have been reclassified into the separate components titled Land, Buildings and improvements, Furniture, fixtures and equipment, Land held for future development, and Commercial properties, net.

•	The carrying value of hedging instruments was classified as a component of Other liabilities. This balance has been reclassified into Fair market value of interest rate swaps.

Statement of Operations

•	The components of property operating expense were combined into the line item titled Property operating expense. These balances have been reclassified into separate components titled Personnel, Building repairs and maintenance, Utilities, Landscaping, and Other operating expenses.

•	The expenses that make up the balance on the line titled Impairment, legal contingencies, and other losses were included as a component of Operating income. These expenses have been reclassified to Non-operating income.

•	Colonial’s historical Statement of Operations for the year ended December 31, 2012 was retrospectively adjusted to reclassify the results of operations for certain disposed properties from continuing operations to discontinued operations. The recasted Statement of Operations was filed by Colonial on Form 8-K on August 21, 2013.

Certain MAA historical balances were also reclassified in order to present in the form that the combined company will present as noted below:

Balance Sheet

•	A component of Other assets has been reclassified into a separate component, reclassifying $13.9 million to Accounts receivable.

Balance Sheet Adjustments

(B)	The real estate assets of Colonial have been adjusted to their estimated fair values as of June 30, 2013. A third party service provider was used to estimate the fair value generally by applying a capitalization rate to estimated net operating income, using recent third party appraisals, or other available market data. The preliminary estimated purchase price allocation was performed using the opening stock price of MAA on October 1, 2013.

(C)	Colonial’s historical accumulated depreciation is eliminated since the assets were presented at estimated fair value.

(D)	Colonial’s investments in real estate joint ventures have been adjusted to their estimated fair value as of June 30, 2013, using valuation techniques similar to those used to estimate the fair value of wholly-owned assets as discussed in (B) above. A fair market value of debt adjustment for debt held by the joint ventures is included. Fair value was estimated based on contractual future cash flows discounted using borrowing spreads and market interest rates that would have been available for debt with similar terms and maturities.

(E)	Colonial’s historical deferred financing costs of $11.6 million, net, are eliminated.

(F)	Other assets adjustment includes $97.5 million for acquisition of acquired in place leases, primarily related to commercial properties, $2.2 million for leases that have above market rents, and $5.5 million for the elimination of Colonial straight line rent receivable. The estimated fair value of in place leases was calculated based upon the best estimate of the costs to obtain tenants, primarily leasing commissions, in each applicable market. An asset or liability is recognized for acquired leases with favorable or unfavorable rents based on our best estimates of current rents in each market.

(G)	Colonial’s assets held for sale are adjusted to reflect the assets at their estimated fair values less costs to sell.

(H)	The debt balances of Colonial have been adjusted to reflect the estimated fair value at June 30, 2013. Fair value was estimated based on contractual future cash flows discounted using borrowing spreads and market interest rates that would have been available for debt with similar terms and maturities. Fair value also includes transfer fees paid to assume the debt.

(I)	Adjustment represents estimated transaction costs paid by MAA and Colonial prior to or concurrent with the closing of the Parent Merger of approximately $25.6 million, consisting primarily of fees for investment bankers, legal, accounting, tax, and certain filings to be paid to third parties based on actual expenses incurred to date and each party’s best estimate of its remaining fees as provided to MAA and Colonial. The adjustment does not include costs related to equity or debt financing and severance plans.

(J)	Adjustment represents the elimination of all historical Colonial balances and the issuance of MAA common stock in the Parent Merger using a value of $62.56 per share as of October 1, 2013.

(K)	The adjustment to noncontrolling interest represents the allocation of equity to the limited partnership unitholders based on the estimated fair value assumptions above.

Statement of Operations Adjustments – June 30, 2013

(L)	Rental revenue is adjusted to reflect the amortization of the above/below market lease intangible. This resulted in a decrease of $0.2 million due to the above market lease intangible asset.

(M)	Depreciation and amortization is adjusted to remove $62.7 million of historical depreciation and amortization expense and to recognize $65.7 million of depreciation due to the fair value adjustment of the real estate assets and $2.9 million from the intangible assets recognized at estimated fair value. This depreciation and amortization adjustment is computed on a straight-line basis over the estimated useful lives of the related assets, which range from 30 years for land improvements and buildings, 5 years for furniture, fixtures, and equipment, 5 years amortization for acquired retail leases, and 6 months amortization for acquired residential leases, all of which are subjective determinations.

(N)	We expect the Parent Merger to create general and administrative cost efficiencies but there can be no assurance that such efficiencies will be achieved. Since these cost efficiencies are not factually supportable, we have not included any estimate of projected cost savings.

(O)	Interest expense is reduced by $8.1 million as the result of the amortization of the fair market value of debt adjustment as discussed in (H) above.

(P)	Amortization of deferred financing cost is adjusted to remove $2.8 million of historical amortization.

(Q)	Gain from real estate joint ventures is increased by $45 thousand as the result of the amortization of the fair market value of debt adjustment as discussed in (D) above for debt held by joint ventures.

(R)	The adjustment to noncontrolling interest was made to reflect the limited partnership unitholders’ combined ownership percentage of 5.45% in the consolidated results of the combined company.

(S)	The calculation of basic and diluted income from continuing operations per common share was as follows:

	Six Months Ended June 30, 2013
Dollars in thousands, except per share data	MAA Historical	Colonial Historical	MAA Pro Forma
Adjusted income (loss) from continuing operations attributable to common shares, basic	$36,661	$(5,087)	$36,062
Adjusted income (loss) from continuing operations attributable to common shares, diluted	$38,104	$(5,087)*	$38,140
Weighted average common shares outstanding, basic	42,523	87,958	74,391
Weighted average common shares outstanding, diluted	44,294	87,958 *	79,083	**
Net income (loss) from continuing operations per common share, basic	$0.86	$(0.06)	$0.48
Net income (loss) from continuing operations per common share, diluted	$0.86	$(0.06)	$0.48

Note: The pro forma weighted average common shares assumes that the Colonial weighted average common shares were converted to shares of MAA using an exchange ratio of 0.36 of a share of MAA common stock for every Colonial common share.

*	Colonial did not report any dilutive shares in its historical financial statements because there was a reported loss from continuing operations. Also, no adjustment was made to income (loss) from continuing operations for potentially dilutive noncontrolling interest.
**	Assumes that since the combined corporation has income from continuing operations, dilutive shares from Colonial, converted to shares of MAA common stock using the 0.36 exchange ratio, will be included.

Statement of Operations Adjustments – December 31, 2012

(T)	Rental revenue is adjusted to reflect the amortization of the above/below market lease intangible. This resulted in an additional decrease of $0.4 million due to the above market lease intangible asset.

(U)	Depreciation and amortization is adjusted to remove $117 million of historical depreciation and amortization expense and to recognize $131.3 million of depreciation due to the fair value adjustment of the real estate assets and $74.5 million from the intangible assets recognized at estimated fair value. This depreciation and amortization adjustment is computed on a straight-line basis over the estimated useful lives of the related assets, which range from 30 years for land improvements and buildings, 5 years for furniture, fixtures, and equipment, 5 years amortization for acquired retail leases, and 6 months amortization for acquired residential leases, all of which are subjective determinations.

(V)	We expect the Parent Merger to create general and administrative cost efficiencies but there can be no assurance that such efficiencies will be achieved. Since these cost efficiencies are not factually supportable, we have not included any estimate of projected cost savings.

(W)	Interest expense is reduced by $15.4 million as the result of the amortization of the fair market value of debt adjustment as discussed in (H) above.

(X)	Amortization of deferred financing cost is adjusted to remove $5.7 million of historical amortization.

(Y)	Gain from real estate joint ventures is increased by $0.1 million as the result of the amortization of the fair market value of debt adjustment as discussed in (D) above for debt held by joint ventures.

(Z)	The adjustment to noncontrolling interest was made to reflect the limited partnership unitholders’ combined ownership percentage of 5.74% in the consolidated results of the combined company.

(AA)	The calculation of basic and diluted income from continuing operations per common share was as follows:

	Year Ended December 31, 2012
Dollars in thousands, except per share data	MAA Historical	Colonial Historical	MAA Pro Forma
Adjusted income (loss) from continuing operations attributable to common shares, basic	$64,761	$(26,439)	$(26,832)
Adjusted income (loss) from continuing operations attributable to common shares, diluted	$67,565	$(26,439)*	$(26,832)
Weighted average common shares outstanding, basic	41,039	87,251	72,450
Weighted average common shares outstanding, diluted	42,937	87,251 *	72,450 **
Net income (loss) from continuing operations per common share, basic	$1.58	$(0.30)	$(0.37)
Net income (loss) from continuing operations per common share, diluted	$1.57	$(0.30)	$(0.37)

Note: The pro forma weighted average common shares assumes that the Colonial weighted average shares were converted to MAA common stock using an exchange ratio of 0.36 of a share of MAA for every Colonial common share.

*	Colonial did not report any dilutive shares in its historical financial statements because there was a reported loss from continuing operations. Also, no adjustment was made to income (loss) from continuing operations for potentially dilutive noncontrolling interest.
**	Assumes that since the combined corporation does not have income from continuing operations, on a pro forma basis, dilutive shares from MAA or Colonial will not be included, with the Colonial common shares being converted to shares of MAA common stock using the 0.36 exchange ratio. Also, no adjustment was made to income (loss) from continuing operations for potentially dilutive noncontrolling interest.